Exhibit 99.3

Strategic Cooperation Agreement

Between

JD.com, Inc.

And

Bitauto Holdings Limited

January 9, 2015

This STRATEGIC COOPERATION AGREEMENT (this “Agreement”), dated as of January 9, 2015, is made by and between:

Party A: JD.com, Inc. (together with its affiliates, “JD”)

Registered address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

And

Party B: Bitauto Holdings Limited (together with its affiliates, “Bitauto’)

Registered address: Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands

Party A and Party B are hereinafter collectively referred to as the “Parties”, and individually as a “Party”.

WHEREAS:

1.                   JD is one of the leading providers of online electronic commerce services in China and is principally engaged in providing self-operated and platform electronic commercial services through its website and mobile phone applications;

2.                   Bitauto is a leading automobile website in China which businesses include yiche.com, EP platform services, taoche.com, automobile financial services, and digital marketing solutions in the automobile sector;

3.                   The Parties, together with other signatories, have signed a certain Share Subscription Agreement dated January 9, 2015 (the “Share Subscription Agreement”) and related agreements, whereby Party A agrees to become one of the shareholders of Party B by subscribing certain number of shares of Party B, and intends to sign an Investor Rights Agreement with other related parties in connection with the SSA (the documents described in this Paragraph 3 collectively as the “Transaction Documents”);

4.                   As required under the Transaction Documents, Party A and Party B hereby initiate cooperation regarding the Finished Automobile Business (as defined below) pursuant to the terms and conditions of this Agreement with the view to integrating related resources and giving full play to the respective advantages of each Party; and

5.                   The Parties acknowledge and agree this Agreement provides the framework for the business cooperation and support between the Parties, which details are subject to discussion and implementation by the Parties after execution of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.                                      Definitions

In this Agreement:

(1)                                 “Affiliate” means, in respect of any company (or any other entity), any other entity controlling, controlled by, or under common control with, such company. For purposes of this definition, “control” means the possession of more than 50% equity interests or voting rights, or the power to decide or control the operations of a company (or any other entity) by contract or otherwise.  In respect of each of the Parties, its affiliate means any subsidiary directly or indirectly controlled by it (including any subsidiary controlled by VIE structure).

(2)                                 “Finished Automobile Business” means the finished automobile (including new and used automobiles) marketing services directly and indirectly provided within China, as well as the finished automobile advertising services in the finished automobile channel, through JD.COM (including its mobile website), PaiPai (including its mobile website), and JD mobile applications.  For avoidance of any doubt, Finished Automobile Business excludes any business regarding automobile parts, components and decorations.

(3)                                 “JD.COM” means the website of the same domain name owned by Beijing JD 360 Du E-Commerce Co., Ltd., including its mobile website.  On the website, users may publish, display, enquire and communicate information, agree upon transactions, and receive other services provided by other users.

(4)                                 “JD Open Platform” means the open platform operated on JD.COM, which serves as a specialized network space where the Merchants (as defined below) on JD.COM operate shops and agree upon transactions with consumers.  The Merchants may open shop and conduct transaction in this space upon completion of relevant procedures with JD Merchants Management System.

(5)                                 “JD Mall” means JD Open Platform and the shopping mall platform operated by JD on JD.COM, including their respective mobile websites.

(6)                                 “PaiPai” means the website with domain name of paipai.com and owned by Shenzhen PaiPai Electronic Commerce Information Technology Co., Ltd., including its mobile website.  On the website, users may publish, display, enquire and communicate information, agree upon transactions, and receive other services provided by other users.

(7)           “JD App Mobile Terminal” means the mobile application services platform provided by mobile applications installed on mobile phones, Pad or other mobile terminal devices by JD.

(8)                                 “JD Merchants Management System” means the software system for which JD provides technical support and system maintenance in order to provide support for the operation of JD Open Platform, including Merchants Online Residence System and Merchants Back-office Management System. Bitauto Acknowledges and agrees that subject to notice from JD no less than three days in advance (except under special circumstance in which adjustment must be made for purpose of compliance or avoiding material loss), JD shall have the right to make improvement and adjustment to such System; provided, however, that the Parties shall negotiate prior to making any adjustment which may have material adverse impact on the Finished Automobile Business.

(9)                                 Merchants and Residence by Merchants: A Merchant mean a legal entity which opens shop to transact business on JD Open Platform (including the Finished Automobile Business Channel) as a third-party operator, including Bitauto.  Residence by Merchants means the process through which the Merchant intending to be a third-party operator on JD Open Platform follow the procedures and requirements of JD Open Platform to sign residence agreement, provide required information, prove acceptable under JD’s review, and have its shop accessible to Merchants Back-office Management System.  The Parties agree that the Merchants and Residence by Merchants at the Finished Automobile Channel means the Merchant intending to be an independent third-party operator on the Finished Automobile Channel follow the procedures and requirements of Bitauto to sign residence agreement with JD and Bitauto (if necessary), provide required information, prove acceptable under Bitauto’s review, and have its shop accessible to Merchants Back-office Management System.  Such procedures and requirements of Bitauto shall be consistent with laws and regulations.  Should any of such procedures and requirements conflict with any of JD platform rules or other related procedures, such conflict shall be resolved by the Parties through negotiations.

(10)                          “Shop” means the online virtual shop with sole and independent ID and shop name (subject to adjustment under relevant rules) applied by the Merchant upon completion of the Residence process in accordance with relevant agreement to conduct legal operations and approved by JD.  It is agreed by the Parties that the shop on the Finished Automobile Channel means the online virtual shop with sole and independent ID and shop name applied by the Merchant upon completion of the Residence process with Bitauto in accordance with relevant agreement and channel rules to conduct legal operations and approved by Bitauto.

(11)                          “JD Platform Rules” means any guideline document identified on JD Open Platform which is related to business operation of the Merchants and always requires attention from the Merchants, including without limitation Merchants Manual, Merchants Back-office Announcement, Merchants Back-office Help  Center.  Bitauto acknowledges and agrees that subject to notice by JD no less than three days in advance and without impact on Bitauto’s operation of the Finished Automobile Channel, JD shall have the right to update and change JD Platform Rules pursuant to applicable laws, regulations and policies and the operational conditions of JD Open Platform.  Should such change conflict with any provision of this Agreement, such conflict shall be resolved by the Parties through negotiations.  It is agreed by the Parties that the platform rules regarding the Finished Automobile Channel shall be prepared by Bitauto with reference to applicable laws and filed with JD.  Should such rules conflict with any of JD Platform Rules,  such conflict shall be resolved by the Parties through negotiations.

(12)                          “Force Majeure” means occurrence of any event after the date of this Agreement which interferes performance of all or any part of this Agreement by any of the Parties and is beyond the control, unavoidable, insurmountable, unresolvable by any of the Parties, and unforeseeable upon execution of this Agreement.  Such event includes, among others, earthquake, typhoon, floods, wars, international or domestic traffic interruption, breakdown of power, network, computer, communications and other systems, strikes (including lock-outs or industrial disturbances), labor disputes, government actions, orders from international or domestic courts.  For avoidance of any doubt, such event will not constitute Force Majeure under this Agreement unless it is beyond the control of, unavoidable, insurmountable and unresolvable by the Parties.

(13)                          “China” means the People’s Republic of China which, for purpose of this Agreement, not includes Taiwan, Hong Kong and Macau Special Administrative Regions.

2.                                      Exclusive Cooperation

2.1.                            During the Period of Cooperation (as defined below), JD authorizes, irrevocably and without consideration, Bitauto to solely and exclusively operate and manage the Finished Automobile Business, the details of which are as follows:

•                  JD authorizes, irrevocably and without consideration, Bitauto to solely and exclusively operate and manage the network space on the Finished Automobile Channel of JD Mall (including its mobile website and JD App mobile terminals) (the linkage of which is http://channel.jd.com/car.html) and Paipai.com (including its mobile website (together with the Finished Automobile Channel on JD Mall, the “Finished Automobile Channel”), with the view to operating Finished Automobile Business by Bitauto; and

•                  If JD sets up new business platform during the Period of Cooperation, JD will negotiate with Bitauto in good faith and authorizes irrevocably and without consideration Bitauto to operate and manage Finished Automobile Business on such new business platform.

The Parties confirm that unless otherwise provided under this Agreement, any and all income generated from operation of the Finished Automobile Channel by Bitauto during the Period of Cooperation shall be owned by Bitauto.  It its further confirmed that Bitauto shall make best efforts to sell at least 10,000 vehicles on the relevant channels of PaiPai during the first year of the Period of Cooperation, and achieve annual vehicles sales growth by 30% in each subsequent year.  Bitauto will make best efforts to achieve the above goals, and the Parties will conduct separate negotiations if Bitauto fails to achieve such goal.

2.2.                            Subject to compliance with legal requirements, Bitauto shall have the right during the Period of Cooperation to independently operate and manage the Finished Automobile Business on the Finished Automobile Channel, decide the contents and page design, Merchant’s residence, and manage the  Merchants and Shops at a service fee on the Finished Automobile Channel.  Bitauto agrees that:

•                  The top and bottom parts on the pages of the Finished Automobile Channel will maintain the uniform design of JD channel (including without limitation JD logo, search bar, service menu and channel link, shopping guide, payment methods, and “About Us”), as well as the links to certain products designated by JD other than finished automobiles (including three to five showcase positions, provided that JD agrees that the name and logo of Bitauto will be conspicuously displayed on the page of Finished Automobile Channel); and

•                  Without consent from JD, such Channel may not have any link to any other website.

2.3.                            The Parties will make active cooperation after execution of this Agreement to complete Bitauto’s residence at the Finished Automobile Channel, for which JD will provide technical support without consideration.  Upon execution of this Agreement, the Parties will make active cooperation pursuant to Transaction Documents to subject the existing Merchants on the Finished Automobile Channel to the management of Bitauto (including without limitation transfer the agreement signed by such Merchants and deposited paid by such Merchants to JD to Bitauto, or make reasonable efforts to terminate any agreement which is non-transferable or transfer the economic benefits under such agreement to Bitauto), and JD will cause such transfer and provide technical support thereof without consideration (“Transfer of Existing Merchants’).  Transfer of Existing Merchants will commence on the same date when the Period of Cooperation begins.  Residence of any new Merchant after the date of this Agreement will be subject to decision and management of Bitauto, for which JD will provide technical support without consideration.

Unless otherwise expressly provided under this Agreement, any and all cooperation and/or restrictions provided under this Agreement will be limited to the territory of PRC.

2.4.                            Traffic support: during the Period of Cooperation, JD agrees to provide strategic traffic support to Finished Automobile Business without consideration, including:

•                  Traffic entrance at JD homepage : provide first-level channel entrance for Finished Automobile Business at the homepage of JD.COM;

•                  Traffic entrance at JD App mobile terminal: provide first-level traffic entrance for Finished Automobile Business at JD APP mobile terminals, and during the term of strategic cooperation between JD and Tencent (which means the strategic cooperation with long-stop date on March 31, 2019 pursuant to the strategic cooperation agreement dated March 10, 2014 between Tencent Holdings Limited and JD.com, Inc., the “Tencent Strategic Cooperation Period”), activity entrance for Finished Automobile Business will be provided no less than five days each month on WeChat’s centralized entrances;

•                  Finished Automobile Promotion By JD: major promotions to market finished automobiles will be made no less than six times each year, and exclusive and all-round traffic entrance will be provided for Finished Automobile Business at the homepage of JD.COM; and

•                  Other traffic support provided by JD: JD will provide daily traffic support for Finished Automobile Business, including support for membership marketing and certain Tencent resources (subject to Tencent Strategic Cooperation Period), the details of which are subject to further discussions of the Parties.  PaiPai will also provide to its finished automobile business traffic support similar to that provided by JD, the details of which are subject to further discussions of the Parties.

2.5.                            Advertising business: During the Period of Cooperation, Bitauto has the exclusive and sole right to operate the Finished Automobile Business at the Finished Automobile Channel, and any and all advertising income from such operation shall be owned by Bitauto.  JD agrees to provide technical support for the Finished Automobile Business at the Finished Automobile Channel without consideration.  The details regarding the matters beyond the Finished Automobile Channel shall be subject to further discussions of the Parties.

2.6.                            Financial services: the Parties agree that Bitauto and/or any of its Affiliates will play the leading role in providing financial leasing and other financial services to the businesses in the Finished Automobile Channel, for which JD will provide necessary technical and other support.  JD reserves the right to provide automobile financial services and JD financial group has the right to participate in the financial services provided to the businesses in the Finished Automobile Channel by Bitauto and/or any of its Affiliates (including Yixin Capital Limited).  The details are subject to further discussions of the Parties.

2.7.                            Mega data support: Subject to compliance with laws, regulations and user privacy protection rules, the Parties agree to provide mega data support to each other, the details of which are subject to further discussions of the Parties.

2.8.                            Infrastructure support: During the Period of Cooperation, JD agrees to provide infrastructure support for the Finished Automobile Business to Bitauto without consideration, including without limitation providing Bitauto the access to JD Merchant Management System for its management of the Merchants and shops on JD Merchant Management System, the software license and technical support for the Finished Automobile Business, and making improvement or adjustment at reasonable request of Bitauto to satisfy the needs of the Finished Automobile Business, as well as any other necessary infrastructure support.  The details are subject to further discussions of the Parties.

2.9.                            Unless otherwise expressly provided in this Agreement, during the Period of Cooperation, JD will provide Bitauto the most favored nation status on any other commercial cooperation terms, which means the commercial terms provided to any third party by JD will be no more favorable than those provided by JD to Bitauto, except the special preferences received by any third party as part of a packaged consideration for sufficient payment.

2.10.                     Non-compete: During the Period of Cooperation, other than Bitauto, JD (including any of its VIEs) may not manage and operate, directly or indirectly, finished automobiles (including new and used automobiles) marketing or advertising services within China, control or invest in any business or entity engaged in such services, and procure and ensure JD.COM and other JD platforms have no finished automobile business other than the business operated by Bitauto.  Notwithstanding the foregoing, the Parties acknowledge that JD and any of its Affiliates are able to conduct the business of finished automobiles that are auctioned through judicial process, the details of which are subject to negotiations of the Parties.

2.11.                     Settlements: JD and Bitauto will settle the payments for the orders generated by the Shops formed under this Agreement as follows:

2.11.1.           Where Bitauto agrees and authorizes JD to collect payment on its behalf, JD will introduce a third party payment agency or bank to provide such services, for which Bitauto will enter into related agreement with such third party payment agency or bank, if any.

2.11.2.           JD Finished Automobile Business Platform will automatically generate billing statement on each settlement date (which will be postponed to the immediately next business day if the settlement date falls on a weekend day or public holiday) and, upon confirmation by Bitauto, JD will send payment instruction to the payment agency, which will pay the price of the products to Bitauto after deduction of technical services fee and other expenses;

1)                         T+1 settlement (T means the date on which the order is displayed as “completed” on the JD Finished Automobile Business Platform), under which the first business day immediately next to T will be the settlement date;

Considering this settlement method is subject to continued and consistent operation of the third party payment company cooperative with JD, Bitauto agrees to apply for early opening of this settlement method with JD and the third party payment company, and use such payment method upon approval from JD.

2.11.3.           Bitauto will provide the information of settlement account acceptable to JD for settlement of product prices by JD.  Any change of such information shall be notified to JD no less than three days in advance.

3.                                      Consumer Rights Protection

3.1.                            The Parties will jointly protect the valid rights of the consumers regarding the Finished Automobile Business, and ensure compliance with applicable laws and regulations, respective after-sale service commitments and the Consumer Rights Protection And Services Terms.  In order to improve user experience, the Parties will assist to share information if any complaint is raised to JD by any consumer against any operation by Bitauto.  JD will provide advice or recommendation with consideration of the facts, for Bitauto will provide active support for resolution.

4.                                      Supervision

4.1.                            The Parties shall cooperate to ensure compliance of the operation of the Finished Automobile Business. Should any operation of the Finished Automobile Business be found of any non-compliance, JD will have the right to notify Bitauto of such non-compliance and, if Bitauto fails to address such non-compliance, take actions to correct such non-compliance.

4.2.                            Upon receipt of any regulatory comments from any regulatory authority, JD will have the right to provide the information at the request of the regulatory authority and notify Bitauto, and Bitauto shall provide active support to implement such regulatory comments.

4.3.                            The Parties shall cooperate to supervise and review the data, information and transaction disclosed by the Finished Automobile Business, and notify the other Party promptly of any non-compliance or any damage to the safety and consistency of the system.  Bitauto shall provide explanation or correction promptly upon its receipt of notice from JD (including deletion of any non-compliant information or data).

4.4.                            Each of the Parties shall obtain and maintain all licenses and approvals required to operate the relevant businesses, including all government and third party approvals, consents, authorizations, permits, filings and licenses (in respect of JD, required for JD.COM, JD Open Platform, PaiPai and JD App mobile terminal devices; in respect of Bitauto, required for the Finished Automobile Business, financial leasing and other financial services), including without limitation the license for value-added telecommunication operation.

5.                                      Period of Cooperation

5.1.                            This Agreement shall be effective as of the Closing Date set forth under the Share Subscription Agreement.  The period of cooperation under this Agreement shall commence on the earlier of: (i) three months after execution of this Agreement, or (ii) the residence of Bitauto in JD (the “Commencement Date”), and end on the 5th anniversary of the Commencement Date (the “Period of Cooperation”).  The Period of Cooperation (possibly including the sole and exclusive arrangement thereof) may be extended upon its expiry subject to agreement of the Parties.  Notwithstanding the foregoing, if the Period of Cooperation is otherwise provided under this Agreement, such provision shall prevail.

5.2.                            Upon expiry of the Period of Cooperation: (1) the Parties may continue cooperation regarding the Finished Automobile Business pursuant to the rules of JD Open Platform or any other rules acceptable to the Parties then effect, (2) If the sales volume of the automobiles sold (i.e., net GMV) by Bitauto through the Finished Automobile Business consistently ranks among the top three in the league table of Internet based and mobile Internet based automobile sales in China during the Period of Cooperation and the relevant period thereafter, Bitauto will continue to have the most favored nation status provided under Section 2.9 of this Agreement during the relevant period after the Period of Cooperation.

6.                                      Intellectual Properties and User Data

6.1.                            After execution of this Agreement and before commencement of the Period of Cooperation, JD will define the name, trade name or intellectual properties regarding JD Automobiles (see Exhibit I for details, which include the intellectual properties under application), and license Bitauto to such name, trade name or intellectual properties in connection with the Finished Automobile Business without consideration.

6.2.                            During the Period of Cooperation, the Parties agree to provide to each other its user membership without consideration, including without limitation providing automobile advertising or marketing or customized services recommendations to individual users of JD Open Platform by Bitauto.

6.3.                            Providing any and all materials, information and intellectual properties thereof by any of the Parties and their respective Affiliates to the other Party for purpose of this Agreement will not change the ownership of such materials, information or any rights thereof, unless otherwise expressly provided under the intellectual properties transfer agreement separately agreed by the Parties.

6.4.                            Unless otherwise expressly provided under this Agreement or any intellectual property authorization or license agreement separately agreed by the Parties, without prior written consent of the other Party, neither Party (or any of its Affiliates) may use or copy any patent, trademark, name, logo, business information, technology, data, information, domain name, copyright or any other intellectual property of the other Party, or apply to register any intellectual property which is similar to such intellectual property.  Any data received by Bitauto from the Finished Automobile Business by Bitauto shall be used only for the Finished Automobile Business according to this Agreement.

6.5.                            Any new intellectual property developed by the Parties (including their respective Affiliates) in connection with the business cooperation will be owned subject to separate agreement of the Parties.

6.6.                            Any Party (including any of its Affiliates) shall indemnify any loss incurred by the other Party (including any of its Affiliates) arising from infringement of any intellectual property or other valid right of the indemnified Party (including any of its Affiliates) by the indemnifying Party (including any of its Affiliates) or any product, service or material provided by the indemnifying Party (including any of its Affiliates).

7.                                      Other Covenants

7.1.                            The Parties agree to make best efforts to negotiate in good faith the provisions in Sections 2 and 3 of this Agreement within 45 days after the date hereof.  The details to execute and implement such provisions will be provided in supplemental or ancillary agreement to ensure operation of the Finished Automobile Business by Bitauto in accordance with and for purpose of this Agreement.

7.2.                            The Parties agree to jointly establish a cooperation committee after execution of this Agreement, which will be responsible to coordinate the activities in connection with the cooperation contemplated under this Agreement during the Period of Cooperation.  Each of the Parties will be represented by Shen Haohan and Li Bin, respectively, in the committee.  The committee will have PaiPai, financial and technical teams and intend to invite Kui Yingchun, Chen Shengqiang and other department head to join the teams.  Such teams will meet regularly (on monthly or bi-monthly basis) to discuss how to improve working synergies and present work report to the board.

7.3.                            The Parties agree that JD will take all actions necessary to ensure any and all rights of Bitauto under this Agreement will not be affected by any merger, acquisition, division, restructuring or material business restructuring, including without limitation any material business restructuring relating to Online To Offline business and, at the request of Bitauto, make appropriate arrangement prior to such merger, acquisition, division, restructuring or material business restructuring so that Bitauto will continue operating the Finished Automobile Business upon completion of such merger, acquisition, division, restructuring or material business restructuring.

8.                                      Force Majeure and Limited Liabilities

Any delay to perform this Agreement arising from any force majeure event will not constitute breach of this Agreement by any of the Parties.  Neither Party will be liable for any damages arising thereof, provided such Party will make efforts to eliminate the cause of such delay and make best efforts (including without limitation seeking and using any alternative ways and methods) to eliminate any damage caused by such force majeure event, and notify the other Party of the occurrence and the potential damages of such force majeure within 15 business days (excluding the day of notice) when the elements of such force majeure are eliminated.  During delayed performance of this Agreement, the Party encountering the force majeure event will implement reasonable alternative or take any other commercially reasonable action to facilitate performance of its obligations under this Agreement until such delay is eliminated.

9.                                      Non-disclosure and Use of Information

The Parties acknowledge and agree that any oral or written information exchanged between each other in connection with this Agreement and the existence and any content of this Agreement are confidential and shall be kept in confidence by each Party, and may not be disclosed to any third party without prior written consent of the other Party, except for: (1) any information which has been available to the general public not disclosed by the receiving Party or any of its affiliates; (2) any information required for disclosure by any applicable law, competent government agency, security exchange, exchange rules or guidelines, under which circumstance and to the extent permitted by law, the disclosing Party will notify the other Party in advance so that the Parties will reach agreement regarding the scope and content of such disclosure; or (3) any information provided by any Party to its legal or financial advisor on as-need basis, provided that such legal or financial advisor will also comply with non-disclosure provisions similar to this Section 9.  The Parties agree to use the confidential information provided by the other Party only in connection with this Agreement and, at the request of the providing Party, destroy or return such confidential information upon the end of this Agreement.  Any Party will be liable for breach of this Section 9 by any Party’s affiliate, any employee of such affiliate or any of its advisors which breach will be deemed breach by such Party.  This Section 9 will survive any ineffectiveness, termination or expiration of this Agreement for any reason.

Notwithstanding the foregoing, Bitauto acknowledges and agree that JD will have the right to maintain after the end of this Agreement any information or data provided by Bitauto necessary to open shop, operate business or perform obligations under this Agreement by Bitauto, and any data, shop and product comments information generated during operation of the Finished Automobile Business by Bitauto; before and after the end of this Agreement, JD will have the right to reasonably use such data and information, including without limitation in connection with market analysis and research, provided it will comply with the provisions under Section 9.

10.                               Taxes

Each of the Parties will bear any and all of its own taxes arising from execution and performance of this Agreement.

11.                               Representations and Warranties

11.1.                     Each of the Parties represents and warrants to the other Party that:

(1)                     It is a company duly incorporated and validly existing;

(2)                     It has the powers to enter this Agreement, and its authorized representative has the full authority to execute this Agreement on its behalf;

(3)                     No filing with or notice with any government agency, and no license, consent, permit or any other approval from any government agency or any third party is required in connection with its execution, delivery and performance of this Agreement; and

(4)                     It is capable to perform its obligations under this Agreement, and such performance will violate any provision of its articles of association or any other organizational document.

11.2.                     If any legal document signed by it prior to the date of this Agreement has any conflict with any term of this Agreement, it will notify the other Party in writing in the principles of good faith, integrity and amicableness so that the Parties may resolve such conflict through negotiations.  It will also be liable for any loss incurred by the other Party arising from such conflict.

11.3.                     If any consent, agreement or approval from any third party is found necessary during its performance of this Agreement, it will notify the other Party in writing within 30 days and make best efforts to obtain such consent, agreement or approval; if such consent, agreement or approval fails to be obtained within a reasonable period, it will provide a resolution for such issue acceptable to the other Party.

12.                              Notice and Delivery

12.1.                     Any notice and other communication required or provided under this Agreement will be sent by person, registered mail, mail with prepaid postage or commercial courier service or facsimile to the address of the receiving Party.  Each notice shall be additionally delivered in electronic mail.  Such notice will be deemed duly delivered:

(1)                     If by person, courier service or registered mail with prepaid postage, upon receipt or rejection of such notice at the address provided under this Agreement.

(2)                     If by facsimile, upon its successful transmission (subject to automatically generated confirmation of such delivery).

12.2.                     For purpose of notice, the address of each of the Parties is as follows:

Party A:

Address:                                               Floor 10, Block A, Beichen Century Center, 8 Beichen West Road, Chaoyang District, Beijing, China

Attention:                                         General Counsel

Telephone:                                   +8610 58955500

Party B:

12.3.                     Each Party may change its address of notice under this Agreement by sending a change notice to the other Party pursuant to this Section 12.

13.                               Breach Liability

13.1.                     Any of the Parties (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and any of its directors, affiliates, officers and agents (the “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, judgments, fines, duties or costs (the “Losses’) incurred as a result of (i) breach of any of its representations or warranties under this Agreement by the Indemnifying Party, or (ii) breach or failure to perform any of its representations, warranties or agreements under this Agreement by the Indemnifying Party, including without limitation any investigation or settlement costs and expenses in connection with any pending or potential lawsuits or proceedings, and any taxes or charges payable in connection with indemnity for any loss under this Agreement.

13.2.                     Third Party Claim: if any third party notifies the Indemnified Party in writing of any claim involving such third party (the “Third Party Claim”), and the Indemnified Party believes that such Third Party Claim will result in right of indemnity against the Indemnifying Party under Section 13 of this Agreement, the Indemnified Party will immediately notify the Indemnifying Party in writing of such Third Party Claim (the “Claim Notice”), describing in reasonable details such Third Party Claim and providing copies of all related documents (if any) and the basis of such indemnity.  Notwithstanding the foregoing, any failure or delay to provide such notice will not constitute waiver or change of the claim for indemnity by the Indemnified Party under this Agreement, unless and only to the extent that the Indemnifying Party incurs any damages from such failure or delay; provided, however, that the Indemnifying Party will be deemed to have accepted and agreed to such claim if the Indemnifying Party raises no objection to such claim within 30 days upon its receipt of the Claim Notice in writing.

13.3.                     Other Claim: if the Indemnified Party makes any claim against the Indemnifying Party under this Agreement and such claim involves no Third Party Claim, the Indemnified Party will immediately notify the Indemnifying Party in writing (the “Indemnity Notice”), describing in reasonable details such claim, the best estimate of the loss to be covered under the indemnity and the basis of such indemnity; provided, however, that any failure or delay to provide such notice will not constitute waiver or change of the claim for indemnity by the Indemnified Party under this Agreement, unless and only to the extent that the Indemnifying Party incurs any damages from such failure or delay.  The Indemnifying Party will be deemed to have accepted and agreed to such claim if the Indemnifying Party raises no objection to such claim within 30 days upon its receipt of the Indemnity Notice in writing.

13.4.                     This Section 13 will be included in any agreement made between any Party and any of its Affiliates in connection with this Agreement.

14.                               Governing Law and Dispute Resolution

14.1.                     Execution, validity, interpretation, performance, amendment and termination of this Agreement and resolution of any dispute arising thereof shall be governed by the laws of Hong Kong.

14.2.       Any dispute arising from interpretation or performance of this Agreement shall be first resolved by negotiations of the Parties and, if the negotiations fail, submitted to Hong Kong International Arbitration Center for arbitration in accordance with its arbitration rules by any Party after 30 days when the notice for negotiation is provided to the other Party in writing. The arbitration will be in Hong Kong.  The arbitrary award will be final and binding upon each of the Parties.

14.3.                     During arbitration of any dispute arising from interpretation or performance of this Agreement, other than the matter under dispute, each of the Parties will continue to have all of its rights and obligations under this Agreement.

15.                               Miscellaneous

15.1.                     Any amendment or supplement to this Agreement shall be made in writing.  Any amendment or supplement hereto duly executed by the Parties will be an integral part of and have the same effect with this Agreement.

15.2.                     Without prior written consent of the other Party, neither Party may transfer any of its rights and obligations under this Agreement to any third party, except that it may delegate its appropriate affiliate to perform certain matter in connection with the operation under this Agreement.

15.3.                     Unless otherwise provided, during the term of this Agreement, neither Party may make any negative comment on the other Party, including without limitation any comment regarding corporate image, branding, product design, development, application, business strategy and all other corporate or product information of the other Party.

15.4.                     Once effective, this Agreement will constitute the entire agreements and understanding between the Parties in respect of the subject matter under this Agreement, and supersede any and all agreements and understanding, oral or written, made by the Parties prior to the date of this Agreement.

15.5.                     If any provision herein is held invalid, illegal or unenforceable, it will not affect the validity, legality or enforceability of the remainder of this Agreement.  The Parties shall negotiate in good faith to address such invalid, illegal or unenforceable provision with the view to realizing the original business intent as much as possible.

15.6.                     Each of the Parties will cause any of its Affiliates to perform its obligations under this Agreement.

15.7.                     This Agreement is in four (4) originals with each Party holding two thereof.  Each original shall have the same effect.

 (no text below)

IN WITNESS WHEREOF, the Parties have caused this Agreement signed by their respective authorized representatives on the date first above written.

JD.com, Inc.

By:	/s/ Richard Qiangdong Liu
	Name:	Richard Qiangdong Liu
	Title:	Chairman

IN WITNESS WHEREOF, the Parties have caused this Agreement signed by their respective authorized representatives on the date first above written.

Bitauto Holdings Limited

By:	/s/ Bin Li
	Name:	Bin Li
	Title:	Chairman of the Board of Directors and Chief Executive Officer

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Schedule I

List of Intellectual Properties

Trademark under application: “JD Automobile” (for which JD or any of its Affiliates has no exclusivity)

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